EXHIBIT 99.1

For Immediate Release

For More Information Contact:
David D. Stovall, President & CEO
Habersham Bancorp
(706) 778-1000 or (800) 822-0316

HABERSHAM BANCORP ANNOUNCES SECOND QUARTER EARNINGS

CORNELIA, GA. August 2, 2004, Habersham Bancorp (NASDAQ: HABC) reports second quarter earnings of $802,330 or $.27 per share diluted, compared to second quarter earnings of $767,729 or $.27 per share diluted in 2003.

Year-to-date net income for the six-month period ended June 30, 2004 was $ 1,161,382 or $.39 per share diluted, a decrease of 26.42% when compared to year-to date net income of $1,526,007 or $.53 per share diluted for the six-month period ended June 30, 2003. Included in net income of $1,161,382 for the six-month period ended June 30, 2004 was an after-tax gain of approximately $580,000 relating to the sale of 7.18 acres of Habersham Bank’s land behind the Cornelia Office.

Total assets of $378 million at June 30, 2004 reflects an increase of $3 million or .80% from $375 million at December 31, 2003. Management reported that the increase is due primarily to increases in the loan portfolio of Habersham offset by decreases in the investment securities portfolio.

The Company’s stock is listed on the Nasdaq National Market under the symbol HABC. Any requests for information regarding the purchase or sale of the common stock can be addressed to: Sterne, Agee and Leach, Inc.; Paine Webber, Inc. (formerly J.C. Bradford & Co.); SunTrust Robinson-Humphrey Co., Inc.; AGS Securities, Inc.; Wachovia Securities, Inc. (formerly Interstate/Johnson Lane); or First Tennessee, market makers for HABC.

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HABERSHAM BANCORP FINANCIAL HIGHLIGHTS
(Unaudited) (dollar amount in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Earnings Summary
Interest income	4,995	$5,807	$9,997	$11,717
Interest expense	1,624	2,120	3,291	4,377
Net interest income	3,371	3,687	6,706	7,340

Provision for loan losses	120	262	283	525
Net interest income after provision for loan losses	3,251	3,425	6,423	6,815

Other income	1,824	1,098	2,696	1,995
Investment securities gains, net	7	5	18	10
Other expense	3,953	3,444	7,585	6,724
Income before income tax expense	1,129	1,084	1,552	2,096

Income tax expense	327	316	391	570
Net income	$802	$768	$1,161	$1,526

Net income per share-basic	$.28	$.27	$.40	$.54

Net income per share-diluted	$.27	$.27	$.39	$.53

Weighted average number of common
shares outstanding	2,890,417	2,834,835	2,881,326	2,826,607

Weighted average number of common and common
equivalent shares outstanding	2,954,934	2,877,486	2,947,410	2,873,277

Cash dividends declared per common share	$1.07	$.06	$1.14	$.12

Balance Sheet Summary	June 30, 2004	December 31, 2003
Total Assets	$ 377,743	$ 374,967
Loans	270,791	261,807
Deposits	275,179	279,589
Shareholders' Equity	46,014	49,229

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